Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports record 1Q 2012 results

•                  Consolidated Net Revenues Increased $3.4 Million (1.1%) Year Over Year to $312.1 Million

•                  Consolidated Adjusted EBITDA Improved $5.6 Million (5.8%) Year Over Year to $102.0 Million

•                  Consolidated Adjusted EBITDA Margin Improved 1.5 Percentage Points Year Over Year to 32.7%

•                  Adjusted EPS Improved by $0.34 Year Over Year to $0.75

•                  Announced Pending Acquisition of Creative Casinos of Louisiana

LAS VEGAS, Wednesday, May 2, 2012 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the first quarter of 2012.

“The first quarter of 2012 produced the best quarterly financial performance in our history,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer.  “Mild winter weather, highly efficient operations and leap year contributed to a quarter where we eclipsed $100 million in Adjusted EBITDA for the first time, as well as established all-time records for Adjusted EBITDA margin and Adjusted EPS.  Additionally, we are excited about our recently announced plans to develop our ninth property - a $500 million casino hotel spa project in Lake Charles, La.  We intend to construct a high-quality property that will cater to patrons from southwest Louisiana and east Texas, including the Houston metropolitan area, which is one of the country’s largest and most underserved gaming markets.”

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Consolidated net revenues for the first quarter improved year over year by $3.4 million, to $312.1 million.  The majority of our properties improved year-over-year net revenues, with Black Hawk and Council Bluffs generating growth of 6.6% and 5.2%, respectively.  Black Hawk established a first quarter net revenue record.  Council Bluffs improved its net revenues over the prior-year quarter for the seventh consecutive quarter as it continued to benefit from market share growth in a strong market.  For the quarter ended March 31, 2012, consolidated promotional allowances decreased $1.5 million (2.2%) from the prior-year first quarter.  Promotional costs were reduced as a percentage of gross gaming revenues, from 22.1% in the first quarter of 2011 to 21.4% in the first quarter of 2012.

For the first quarter of 2012, consolidated Adjusted EBITDA improved over the prior-year first quarter by $5.6 million, or 5.8%, to $102.0 million.  Consolidated Adjusted EBITDA outpaced the growth in net revenues for the fifth consecutive quarter.  Six of our properties generated improved Adjusted EBITDA on a year-over-year basis, led by Council Bluffs (14.3%), Black Hawk (9.3%) and, despite a year-over-year decline in net revenues, East Chicago (9.3%).  Three properties set first quarter Adjusted EBITDA records, including our Kansas City property, which extended its streak of year-over-year quarterly Adjusted EBITDA improvement to seven quarters, notwithstanding the entry of a new competitor in its market during the quarter.

Consolidated Adjusted EBITDA margin improved from 31.2% in the first quarter of 2011 to 32.7% in the current-year first quarter.  The application of our efficient operating model contributed to year-over-year improvement in the Adjusted EBITDA margin at all of our properties except Jackpot.  Notably, Council Bluffs delivered an Adjusted EBITDA margin improvement of 3.5 percentage points, while East Chicago and Kansas City improved by 2.4 and 1.9 percentage points, respectively.  We generated operating income of $69.3 million in the first quarter of 2012, compared to $62.6 million in the same period in 2011.  Prior-year operating income was adversely impacted by $3.6 million in non-operating professional fees.

For the quarter ended March 31, 2012, we reported net income of $41.4 million, compared to net income of $21.8 million for the same period in 2011.  The year-over-year improvement in net income was mostly attributable to efficient revenue flow-through, a $15.7 million reduction in the income tax provision due to certain income tax elections and the absence of non-operational professional fees in the current period.  We anticipate the tax elections will lower our quarterly blended tax rate by three to four percentage points for future quarters.  Diluted earnings per share was $1.21 for the first quarter of 2012, compared to $0.37 in the prior-year first quarter.  Adjusted EPS of $0.75 for the quarter ended March 31, 2012 represents an increase of $0.34 over Adjusted EPS for the 2011 first quarter.  First quarter 2012 EPS calculations were favorably impacted by the reduction from the prior-year first quarter of approximately 25.4 million weighted-average number of diluted shares.

Creative Casinos of Louisiana Acquisition

On March 14, 2012, we entered into a definitive agreement to acquire all of the equity interests of Creative Casinos of Louisiana, L.L.C. (‘‘Creative’’). Creative is the developer of a proposed luxury casino resort in Lake Charles, La., which it planned to brand as Mojito Pointe. This is the last remaining riverboat gaming license available in Louisiana under current law.  On March 15, 2012, the Louisiana Gaming Control Board approved an extension of the deadline to commence construction of the property to July 20, 2012 and approved certain scope changes that we believe will enhance the competitiveness of the property.

The purchase price payable upon closing of the acquisition is $32.5 million (inclusive of a $1.0 million deposit that we paid following approval of the construction extension). Closing of the purchase is subject to various customary conditions, including regulatory approval and certain third-party consents.

The Ameristar Lake Charles resort will be developed on a 242-acre leased site and, as currently planned, will include a casino with approximately 1,600 slot machines and 60 table games, a hotel with approximately 700 guest rooms (including 70 suites), a variety of food and beverage outlets, an 18-hole golf course, a tennis club, swimming pools, a spa and other resort amenities, and approximately 3,000 parking spaces, 1,000 of which will be in a garage.  Our plans represent a significant expansion of Creative’s design, which contemplated a 400-room hotel (including 30 suites) and a garage with 400 parking spaces.  The license conditions as revised by the Louisiana Gaming Control Board require us to invest at least $500 million in the project.  We anticipate funding the project through a combination of cash from operations and borrowings under our revolving credit facility.  We expect to open the resort in mid-2014.

Additional Financial Information

Debt.  At March 31, 2012, the face amount of our outstanding debt was $1.9 billion.  After taking into consideration $29.8 million in first-quarter net repayments, we had $285.0 million available for borrowing under the revolving credit facility.  At March 31, 2012, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 6.50:1.  As of that date, our Total Net Leverage Ratio was 4.88:1, representing significant improvement over our pro forma Total Net Leverage Ratio as of March 31, 2011 of 5.95:1, which gives effect to our April 2011 debt refinancing.

On April 26, 2012, we issued $240.0 million principal amount of 7.50% Senior Notes due 2021.  These notes were issued under the same indenture as the $800.0 million principal amount of 7.50% Senior Notes due 2021 that we issued in April 2011.  The new notes were sold at a premium to the principal amount, resulting in a yield to maturity of 6.88%.  The net proceeds from this offering were $244.0 million, of which $236.0 million was used to repay all the outstanding indebtedness under our revolving credit facility, which we may re-borrow from time to time.  The balance of the net proceeds will be used for general corporate purposes.  After applying the proceeds to the outstanding revolving credit facility, we had $496.0 million available for borrowing under the revolving credit facility.

Capital Expenditures.  For the quarters ended March 31, 2012 and 2011, capital expenditures totaled $31.0 million and $10.9 million, respectively.  In January 2012, we spent $16.9 million (including fees and commissions) to purchase approximately 40 acres of land in Springfield, Massachusetts as the site for a possible future casino resort.

Dividend.  During the first quarter of 2012, our Board of Directors declared a cash dividend of $0.125 per share, which we paid on March 15, 2012.  On April 27, 2012, the Board declared a cash dividend of $0.125 per share, payable on June 15, 2012.

Outlook

In the second quarter of 2012, we currently expect:

•                  depreciation to range from $26.5 million to $27.5 million.

•                  interest expense, net of capitalized interest, to be between $28.0 million and $29.0 million, including non-cash interest expense of approximately $1.3 million.

•                  the combined state and federal income tax rate to be in the range of 39% to 41%.

•                  capital spending of $20.0 million to $25.0 million, including approximately $5.0 million in design costs for the Lake Charles project.

•                  non-cash stock-based compensation expense of $3.5 million to $4.0 million.

•                  corporate expense, excluding corporate’s portion of non-cash stock-based compensation expense, to be between $12.0 million and $13.0 million.

As a result of the planned construction of Ameristar Lake Charles and the recent debt offering, and based on current interest rates, we now expect full year 2012 interest expense, net of capitalized interest, to be between $109.0 million and $114.0 million, an increase from the previously announced range of $103.5 million to $108.5 million.  We now anticipate $160.0 million to $165.0 million in capital spending for the full year 2012, including approximately $75.0 million related to the purchase price and design and construction costs for the Lake Charles project.

Conference Call Information

We will hold a conference call to discuss our first quarter results on Wednesday, May 2, 2012 at 11 a.m. EDT.  The call may be accessed live by dialing toll-free 877-856-1965 domestically, or 719-325-4758, and referencing pass code number 2105479.  Conference call participants are requested to dial in at least five minutes early to ensure a prompt start.  Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link.  A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call.  In addition, the call will be recorded and can be replayed from 2 p.m. EDT May 2, 2012 until 11:59 p.m. EDT May 16, 2012.  To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should,” “could,” “would,” “will” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.  For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions.  Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
REVENUES:
Casino	$319,707	$317,121
Food and beverage	34,691	35,169
Rooms	19,273	19,203
Other	6,906	7,222
	380,577	378,715
Less: promotional allowances	(68,443)	(69,972)
Net revenues	312,134	308,743

OPERATING EXPENSES:
Casino	137,102	134,726
Food and beverage	14,131	15,570
Rooms	2,045	3,880
Other	2,351	2,603
Selling, general and administrative	61,048	63,036
Depreciation and amortization	26,521	26,444
Net gain on disposition of assets	(322)	(129)
Total operating expenses	242,876	246,130

Income from operations	69,258	62,613

OTHER INCOME (EXPENSE):
Interest income	20	2
Interest expense, net of capitalized interest	(26,885)	(25,055)
Other	947	454

INCOME BEFORE INCOME TAX PROVISION	43,340	38,014
Income tax provision	1,974	16,168
NET INCOME	$41,366	$21,846

EARNINGS PER SHARE:
Basic	$1.26	$0.37
Diluted	$1.21	$0.37

CASH DIVIDENDS DECLARED PER SHARE	$0.125	$0.105

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	32,858	58,322
Diluted	34,225	59,634

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Balance sheet data
Cash and cash equivalents	$92,729	$85,719
Total assets	$2,026,328	$2,012,039
Total debt, net of discount of $8,081 and $8,258	$1,896,491	$1,926,064
Stockholders’ deficit	$(45,838)	$(90,578)

	Three Months Ended March 31,
	2012	2011
Consolidated cash flow information
Net cash provided by operating activities	$71,971	$81,626
Net cash used in investing activities	$(33,220)	$(12,073)
Net cash used in financing activities	$(31,741)	$(51,984)

Net revenues
Ameristar St. Charles	$68,209	$68,100
Ameristar Kansas City	56,349	57,104
Ameristar Council Bluffs	43,708	41,561
Ameristar Black Hawk	39,322	36,881
Ameristar Vicksburg	32,276	31,334
Ameristar East Chicago	57,519	58,764
Jackpot Properties	14,751	14,999
Consolidated net revenues	$312,134	$308,743

Operating income (loss)
Ameristar St. Charles	$19,063	$18,644
Ameristar Kansas City	17,920	16,940
Ameristar Council Bluffs	16,880	14,774
Ameristar Black Hawk	10,124	8,428
Ameristar Vicksburg	11,907	11,481
Ameristar East Chicago	8,488	7,592
Jackpot Properties	3,323	3,654
Corporate and other	(18,447)	(18,900)
Consolidated operating income	$69,258	$62,613

Adjusted EBITDA
Ameristar St. Charles	$25,720	$25,299
Ameristar Kansas City	21,463	20,668
Ameristar Council Bluffs	19,041	16,662
Ameristar Black Hawk	14,536	13,297
Ameristar Vicksburg	15,621	15,104
Ameristar East Chicago	12,992	11,889
Jackpot Properties	4,709	5,041
Corporate and other	(12,107)	(11,600)
Consolidated Adjusted EBITDA	$101,975	$96,360

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating income margins (1)
Ameristar St. Charles	27.9%	27.4%
Ameristar Kansas City	31.8%	29.7%
Ameristar Council Bluffs	38.6%	35.5%
Ameristar Black Hawk	25.7%	22.9%
Ameristar Vicksburg	36.9%	36.6%
Ameristar East Chicago	14.8%	12.9%
Jackpot Properties	22.5%	24.4%
Consolidated operating income margin	22.2%	20.3%

Adjusted EBITDA margins (2)
Ameristar St. Charles	37.7%	37.1%
Ameristar Kansas City	38.1%	36.2%
Ameristar Council Bluffs	43.6%	40.1%
Ameristar Black Hawk	37.0%	36.1%
Ameristar Vicksburg	48.4%	48.2%
Ameristar East Chicago	22.6%	20.2%
Jackpot Properties	31.9%	33.6%
Consolidated Adjusted EBITDA margin	32.7%	31.2%

(1)          Operating income margin is operating income as a percentage of net revenues.

(2)          Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended March 31, 2012

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Expenses	Adjusted EBITDA
Ameristar St. Charles	$19,063	$6,659	$(150)	$148	$—	$—	$25,720
Ameristar Kansas City	17,920	3,550	(95)	88	—	—	21,463
Ameristar Council Bluffs	16,880	1,991	—	114	—	56	19,041
Ameristar Black Hawk	10,124	4,378	(76)	110	—	—	14,536
Ameristar Vicksburg	11,907	3,584	—	130	—	—	15,621
Ameristar East Chicago	8,488	4,395	(1)	110	—	—	12,992
Jackpot Properties	3,323	1,273	—	113	—	—	4,709
Corporate and other	(18,447)	691	—	4,546	1,103	—	(12,107)
Consolidated	$69,258	$26,521	$(322)	$5,359	$1,103	$56	$101,975

Three Months Ended March 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	Adjusted EBITDA
Ameristar St. Charles	$18,644	$6,486	$4	$165	$—	$—	$25,299
Ameristar Kansas City	16,940	3,657	(41)	112	—	—	20,668
Ameristar Council Bluffs	14,774	1,908	(134)	114	—	—	16,662
Ameristar Black Hawk	8,428	4,772	(29)	126	—	—	13,297
Ameristar Vicksburg	11,481	3,481	(2)	144	—	—	15,104
Ameristar East Chicago	7,592	4,122	71	104	—	—	11,889
Jackpot Properties	3,654	1,271	2	114	—	—	5,041
Corporate and other	(18,900)	747	—	2,391	599	3,563	(11,600)
Consolidated	$62,613	$26,444	$(129)	$3,270	$599	$3,563	$96,360

(1)             Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the Company’s consolidated statements of operations.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended March 31,
	2012	2011
Net income	$41,366	$21,846
Income tax provision	1,974	16,168
Interest expense, net of capitalized interest	26,885	25,055
Interest income	(20)	(2)
Other	(947)	(454)
Net gain on disposition of assets	(322)	(129)
Depreciation and amortization	26,521	26,444
Stock-based compensation	5,359	3,270
Deferred compensation plan expense	1,103	599
Net river flooding expenses	56	—
Non-operational professional fees	—	3,563
Adjusted EBITDA	$101,975	$96,360

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Unaudited)

The following table sets forth a reconciliation of diluted earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended March 31,
	2012	2011
Diluted earnings per share (EPS)	$1.21	$0.37
Cumulative effect from income tax elections	(0.46)	—
Non-operational professional fees	—	0.04
Adjusted diluted earnings per share (Adjusted EPS)	$0.75	$0.41

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	34,225	59,634

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in their assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees and river flooding expenses (net of insurance reimbursements).  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of non-operational professional fees and the cumulative effect from income tax elections.  Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analyses of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than, or in addition to, those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

###